Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Semler Scientific, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share, under 2024 Stock Option and Incentive Plan	457(c) and Rule 457(h)	382,259	$41.84	$15,993,716.56	$0.0001531	$2448.64
Total Offering Amounts					$15,993,716.56		$2448.64
Total Fee Offsets							—
Net Fee Due							$2448.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock, $0.001 par value per share (the “Common Stock”) that become issuable under the under the Semler Scientific, Inc. 2024 Stock Option and Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in a change in the number of the registrant’s outstanding shares of Common Stock.

(2)	The price of $41.84 per share, which is the average of the high and low sale prices of the Common Stock on the Nasdaq Capital Market on February 25, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act.